UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
RAILAMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2006
PROXY STATEMENT
ABOUT THE MEETING
SECURITY OWNERSHIP
ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS
MANAGEMENT

RAILAMERICA, INC.
5300 BROKEN SOUND BOULEVARD, NW
BOCA RATON, FLORIDA 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2006

To Our Stockholders:
      Our 2006 annual meeting of stockholders will be held at RailAmerica’s corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, on Thursday, May 25, 2006, beginning at 10:00 a.m., local time. At the meeting, stockholders will act on the following matters:

1. Election of two Class II directors, each for a term of three years; and

2. Any other matters that properly come before the meeting.
      Stockholders of record at the close of business on March 27, 2006 are entitled to vote at the meeting or any postponement or adjournment.

By order of the Board of Directors

CHARLES SWINBURN
Chief Executive Officer
Boca Raton, Florida
April 24, 2006
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

2006 ANNUAL MEETING OF STOCKHOLDERS
OF
RAILAMERICA, INC.

PROXY STATEMENT

       This proxy statement contains information relating to our annual meeting of stockholders to be held on Thursday, May 25, 2006, beginning at 10:00 a.m., local time, at RailAmerica’s corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, and to any adjournments or postponements. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to stockholders is April 24, 2006.
ABOUT THE MEETING
What Is The Purpose Of The Annual Meeting?
      At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of two Class II directors. In addition, our management will report on our performance during 2005 and respond to questions from stockholders.
Who Is Entitled To Vote?
      Only stockholders of record at the close of business on the record date, March 27, 2006, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. As of the record date, 38,840,842 shares of our common stock were outstanding and entitled to vote and held by approximately 517 stockholders of record. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.
Who Can Attend The Meeting?
      All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
What Constitutes A Quorum?
      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but will not be counted as votes cast “for” or “against” any given matter. Thus, abstentions and broker non-votes have the same effect as votes cast against proposals requiring a majority or greater percentage of the outstanding shares entitled to vote, but do not have any effect on proposals requiring a majority or plurality of the shares present and entitled to vote.
      If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

What Are “Broker Non-Votes”?
      “Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange (NYSE), brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors. If other matters are properly brought before the meeting and they are not considered routine under the applicable NYSE rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes” and will not be counted with respect to such matters.
Will My Shares Be Voted If I Do Not Provide My Proxy?
      If your shares are held in the name of a brokerage firm, they may be voted by the brokerage firm (as described above) even if you do not give the brokerage firm specific voting instructions. If you are a registered stockholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.
How Do I Vote?
      You can vote in any of the following ways:

To vote by mail:

•	mark, sign and date your proxy card; and

•	return it in the enclosed envelope.

To vote in person if you are a registered stockholder:

•	attend our annual meeting;

•	bring valid photo identification; and

•	deliver your completed proxy card or ballot in person.

To vote in person if you hold in a “street name”:

•	attend our annual meeting;

•	bring valid photo identification; and

•	obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.
Can I Change My Vote After I Return My Proxy Card?
      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What Are The Board’s Recommendations?
      The enclosed proxy is solicited on behalf of the Board of Directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The recommendation of the Board of Directors is set forth with the description of the sole item in this proxy statement to be voted on by the stockholders. In summary, the Board of Directors recommends a vote:

•	FOR the election of the nominated slate of Class II directors named in this proxy statement (see pages 5 — 7).
      The Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate Board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.
What Vote Is Required To Approve Each Item?
      Election Of Directors. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes in the election of directors.
      Other Items. For any other item which may properly come before the meeting, the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. A properly executed proxy marked “ABSTAIN” with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum.
Who Pays For The Preparation Of The Proxy Statement?
      We will pay the cost of preparing, assembling and mailing the notice of annual meeting, proxy statement, enclosed proxy card and accompanying annual report. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents who are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interest to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.
      You should review the information contained in this proxy statement separately from our 2005 Annual Report to Stockholders. Our principal executive offices are located at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, and our telephone number is (561) 994-6015. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

SECURITY OWNERSHIP
      The following table shows each person known by us to beneficially own more than 5% of our outstanding shares of common stock as of March 27, 2006, the record date. The following table also shows the amount of common stock beneficially owned by:

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table below; and

•	all of our directors and executive officers as a group.
      The table sets forth information with respect to:

•	the number of outstanding shares of our common stock owned by the named owner;

•	the number of shares of our common stock that can be acquired by this person within 60 days upon the exercise of options or warrants; and

•	the total number of shares beneficially owned.
      Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by this person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of	Shares	Total Number of
	Outstanding Shares	Acquirable	Shares Beneficially
	Owned	Within 60 Days	Owned (Columns	Percentage of
Name and Address of Beneficial Owner(1)	(A)	(B)	(A) + (B))	Outstanding Shares

Barclays Global Investors, NA(2)	4,714,510	0	4,714,510	12.22%
45 Fremont Street
San Francisco, CA 94105
Dimensional Fund Advisors Inc.(3)	3,332,136	0	3,332,136	8.64%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Cramer Rosenthal McGlynn, LLC(4)	2,358,602	0	2,358,602	6.12%
520 Madison Avenue
New York, NY 10022
Merrill Lynch & Co., Inc.(5)	2,286,634	0	2,286,634	5.93%
World Financial Ctr. — North Tower
250 Vesey Street
New York, NY 10381
William G. Pagonis	9,816	70,000	79,816	*
Charles Swinburn(6)	28,336	83,333	111,669	*
Donald D. Redfearn(6)	43,155	481,333	524,488	1.34%
Harold R. Curtis	5,667	33,333	39,000	*
Anne H. McNamara	3,667	33,333	37,000	*
Ferd. C. Meyer, Jr.	26,662	73,333	99,995	*
Douglas R. Nichols	21,667	82,833	104,500	*
Richard Rampell	7,667	78,333	86,000	*
R. Joe Conklin	10,250	92,000	102,250	*
Michael J. Howe(6)	15,442	45,000	60,442	*
Scott G. Williams(6)	9,187	38,000	47,187	*
All directors and executive officers as a group (15 persons)	232,834	1,234,996	1,467,830	3.78%

*	Less than 1%

(1)	Unless otherwise indicated, the address for the beneficial owner is RailAmerica, Inc., 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487.

(2)	According to information contained in a Schedule 13G dated December 31, 2005 and filed on January 31, 2006, Barclays Global Investors, NA, a bank, has sole voting power with respect to 3,950,210 shares of our common stock and sole dispositive power with respect to 4,294,188 shares, and Barclays Global Fund Advisors, an investment advisor, has sole voting and dispositive power with respect to 420,322 shares of our common stock.

(3)	According to information contained in a Schedule 13G dated December 31, 2005 and filed on February 1, 2006, Dimensional Fund Advisors Inc., an investment advisor, has sole voting power and dispositive power with respect to 3,332,136 shares of our common stock, all of which are beneficially owned by its advisory clients.

(4)	According to information contained in a Schedule 13G dated January 31, 2006 and filed on February 14, 2006, Cramer Rosenthal McGlynn, LLC, an investment advisor, has sole voting power with respect to 1,020,250 shares of our common stock, sole dispositive power with respect to 1,087,050 shares, shared voting power with respect to 1,236,452 shares and shared dispositive power with respect to 1,271,552 shares.

(5)	According to information contained in a Schedule 13G dated and filed on February 8, 2006, Merrill Lynch & Co., Inc. has shared voting power and dispositive power with respect to 2,286,634 shares of our common stock. Merrill Lynch & Co., Inc., the reporting person, is the parent holding company for Merrill Lynch Investment Managers, a registered investment advisor. The following asset management subsidiaries of Merrill Lynch Investment Managers are deemed to beneficially own shares of the common stock reported in the Schedule: Federated Equity Management Company of PA, Gartmore Mutual Fund Capital Trust, IQ Investment Advisers, LLC, Fund Asset Management, L.P., Merrill Lynch Investment Managers, L.P., and Pacific Life Insurance Company.

(6)	Includes shares of our common stock acquired through our 2005 Employee Stock Purchase Plan as follows: Mr. Swinburn — 1,235 shares; Mr. Redfearn — 3,029 shares; Mr. Howe — 192 shares; and Mr. Williams — 470 shares.
ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS
      Our Certificate of Incorporation provides that our Board of Directors shall consist of three classes of directors, as nearly equal in number as possible, designated Class I, Class II and Class III, and provides that the exact number of directors comprising our Board of Directors will be determined from time to time by resolution adopted by the Board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. The current term of the Class II directors terminates on the date of the annual meeting. The current term of the Class III directors terminates on the date of our 2007 annual meeting of stockholders, and the current term of the Class I directors terminates on the date of our 2008 annual meeting of stockholders.
      Messrs. Curtis and Pagonis currently serve as Class II directors. Upon the recommendation of our corporate governance and nominating committee, our Board of Directors has nominated them to stand for re-election at the annual meeting. Our Board of Directors by resolution has reduced the number of directors at the time of the election of directors at the annual meeting to eight as Mr. John M. Sullivan, formerly a Class II director, passed away on December 19, 2005. At that time, our Board of Directors consisted of three Class I directors, two Class II directors and three Class III directors. Messrs. Nichols and Rampell and Ms. McNamara currently serve as Class III directors. Messrs. Swinburn, Redfearn and Meyer, Jr. currently serve as Class I directors. If elected at the annual meeting, Messrs. Curtis and Pagonis will serve until our 2009 annual meeting of stockholders or until their successors are duly elected and qualified.
      Messrs. Curtis and Pagonis have consented to serve on our Board of Directors, and the Board has no reason to believe that they will not serve if elected. However, if either of them should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Nominees for Class II Directors
      Harold R. Curtis — 67. Mr. Curtis has served as our director since October 2004. He is a former Executive Vice President and Chief Financial Officer of The MARC Group, a publicly owned marketing services firm acquired by Omnicom Group in 1999, from which he retired in 2003. During his 21-year tenure at The MARC Group, his responsibilities included all SEC reporting, finance and accounting, budgeting, financial reporting, and investor relations. He is also a director of Directive Corp., a private company that specializes in database marketing. Mr. Curtis is a licensed CPA in the state of Texas. He graduated from Texas Christian University and served in the U.S. Marine Corps.
      William G. Pagonis — 65. Chairman of the Board. Mr. Pagonis has served as our director since February 2000 at the time of our acquisition of RailTex, Inc. He served as our Executive Chairman from March 2004 to August 2004 at which time he was appointed as our Chairman. He previously served as a director of RailTex from February 1999 until our acquisition of RailTex. Mr. Pagonis is Chairman of the Defense Business Board, a federal advisory committee that supports defense transformation by delivering senior management advice to the Secretary of Defense, having been appointed by Secretary of Defense Donald Rumsfeld. He is also Vice Chairman of Genco Supply Chain Solutions and CombineNet, Inc., both private companies. He was President of Sears Logistics Services, a division of Sears Roebuck and Company, from 1993 until his retirement in 2004, and also served as Senior Vice President for Supply Chain for Sears, Roebuck and Company from 1993 to 2004, where he was responsible for all of Sears’ supply chain functions, including transportation, distribution, international logistics, home-delivery services, inventory and the integration of logistics information services. Prior to joining Sears, Mr. Pagonis served in the U.S. Army for 29 years, retiring in 1993 with the three-star rank of Lieutenant General. Mr. Pagonis earned both a Bachelor’s degree in Transportation and Traffic Management and a Master’s degree in Business Administration from Pennsylvania State University.
Continuing Class I Directors
      Charles Swinburn — 64. Chief Executive Officer and director. Mr. Swinburn has served as our Chief Executive Officer since August 2004 and as our director since February 1995. From 1993 until joining us as CEO, Mr. Swinburn was a litigation attorney in the Washington, DC office of Morgan, Lewis & Bockius, LLP. From 1990 through 1993, he served as a consultant to private industry and the government. From 1984 to 1989, he was Vice President of Rollins Environmental Services (FS), Inc., a nationwide hazardous waste cleanup company. From 1971 to 1983, Mr. Swinburn served in various executive level capacities at the U.S. Department of Transportation, resigning from the Department in 1983 as Deputy Assistant Secretary for Policy and International Affairs. He received his B.A. degree from Princeton University, his M.B.A. from Harvard Business School and his J.D. from the University of Pennsylvania. He served six years in the United States Marine Corps as an officer and pilot, earning two Distinguished Flying Crosses and 35 air medals while flying over 700 combat missions in Vietnam.
      Donald D. Redfearn. — 53. President, Chief Administrative Officer, Secretary and director. Mr. Redfearn has served as our President since June 2004, as our Chief Administrative Officer since January 2000, as our Secretary since December 1994 and as our director since April 1992. He served as our Executive Vice President from December 1994 to June 2004 and as an officer and director of Huron Transportation until its merger with RailAmerica in 1988. From September 1993 to September 1995, Mr. Redfearn was President of Jenex Financial Services, Inc., a financial consulting firm, as well as serving in various senior level capacities at Boca Raton Capital Corporation, a publicly held venture capital investment company. He has twenty years of transportation experience, as well as approximately ten years of commercial banking experience. Mr. Redfearn received his B.A. degree in Business Administration from the University of Miami and graduated from the School of Banking of the South at Louisiana State University.
      Ferd. C. Meyer, Jr. — 66.     Mr. Meyer has served as our director since February 2000 at the time of our acquisition of RailTex, Inc. He served as a director of RailTex from 1977 until our acquisition of RailTex. From 1966 to 1986, Mr. Meyer was an attorney in private practice, and served as Division Attorney for the San Antonio Division of the Southern Pacific Railroad from 1969 to 1986. From January 1988 until his retirement in July 2000, he was Executive Vice President and General Counsel of Central and South West Corporation, a public holding company for five electric utility companies operating in Texas, Oklahoma, Arkansas, Louisiana, and the United Kingdom. From 1986 to January 1988, Mr. Meyer was Vice President and Assistant General Counsel of Central and South West Services, Inc., a subsidiary of Central and South West Corporation. He received his B.B.A. degree in finance and accounting from the University of Texas and his L.L.B. from the University of Texas. Mr. Meyer served as a Captain in the U.S. Army from 1964 until 1966. He is also a Fellow of the American College of Trial Lawyers.
Continuing Class III Directors
      Anne H. McNamara — 58. Ms. McNamara has served as our director since April 2005. From 1988 until her retirement in early 2003, she was Senior Vice President and General Counsel of AMR Corporation and its subsidiary, American Airlines. Ms. McNamara held positions as Vice President — Personnel Resources, Corporate Secretary and Attorney during her 27-year tenure at American Airlines. Following her retirement from American and AMR, she served as President of The Center for American and International Law where she continues to serve on the Executive Committee of its Board. Prior to joining American Airlines, Ms. McNamara was an Associate with the law firm of Shea & Gould in New York. She received her undergraduate degree from Vassar College and her J.D. from Cornell Law School. She is admitted to practice in Texas and New York.
      Douglas R. Nichols — 53. Mr. Nichols has served as our director since July 1996. Mr. Nichols is the founder, president and principal stockholder of First London Securities Corporation, a securities broker-dealer specializing in equity trading and investment banking, and has served in such capacity since 1991. From 1989 to 1991, he was a Vice President with the Dallas, TX office of Smith Barney, and from 1986 to 1989, was a broker with the Dallas branch of Shearson Lehman Brothers. He has been a director of Armanino Foods of Distinction, Inc., a public company, since June 2001, and a director of the Dallas-based McKinney Avenue Transit Authority since January 2003. Mr. Nichols is currently a member of the National Railway Historical Society. Mr. Nichols received a B.A. degree from Allegheny College.
      Richard Rampell — 53. Mr. Rampell has served as our director since July 1995. A certified public accountant, he has been the chief executive of Rampell & Rampell, P.A., Certified Public Accountants, of Palm Beach, Florida since 1981. From 1990 to 1992, he was the Chief Financial Officer of Burt Reynolds Productions, Inc., a television and film production company. He is a past President of the Palm Beach Tax Institute and a past President of the Florida Institute of CPAs, East Coast Chapter. Mr. Rampell graduated with honors from Princeton University with an A.B. degree and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Rampell is the author of an accounting column for the Wall Street Journal Online. He also is a director of the National Public Radio Foundation and serves on its audit committee, and he serves on the Board of Good Samaritan Hospital, which is a Tenet hospital.
      Our Board of Directors unanimously recommends stockholders vote “FOR” the election of the nominated slate of Class II directors.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD OF DIRECTORS
How Often Did The Board Of Directors Meet In 2005?
      The Board of Directors held a total of six meetings in 2005. Each director attended more than 80% of the total number of 2005 meetings of the Board and committees on which the director served. Our Corporate Governance Guidelines express our policy that directors are expected to attend all Board meetings, including meetings of Board committees on which they serve, and encourages the members of the Board to attend annual meetings of our stockholders. All of the members of the Board attended our May 2005 annual meeting of stockholders.

What Committees Has The Board Established?
      The Board of Directors has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Executive Committee. The Government Affairs Committee was dissolved by the Board on March 23, 2006.
      Audit Committee. Messrs. Rampell, Curtis, Nichols and Pagonis, all of whom are independent under the NYSE listing standards, are the current members of our Audit Committee. Mr. Rampell is the Chairman of the Audit Committee. The Board of Directors has determined that Mr. Rampell is our Audit Committee Financial Expert, as defined by rules of the Securities and Exchange Commission (SEC). Each member of the audit committee is financially literate. This committee held eight meetings during 2005. The duties and responsibilities of the Audit Committee include:

•	selecting our independent registered certified public accounting firm and any termination and replacement of our independent registered certified public accounting firm;

•	reviewing the plan and scope of audits;

•	reviewing our significant accounting policies and internal controls; and

•	having general responsibility for all audit-related matters.
      The Audit Committee operates under a formal charter that governs its duties and conduct. This charter was amended by our Board in March 2006, to incorporate the final NYSE rules and applicable SEC rules and regulations. A copy of our Audit Committee Charter is attached hereto as Exhibit A.
      Compensation Committee. Messrs. Meyer, Curtis and Rampell and Ms. McNamara, all of whom are independent under the NYSE listing standards, are the current members of our Compensation Committee. Mr. Meyer is the Chairman of the Compensation Committee. This committee held four meetings during 2005. The Compensation Committee reviews and approves corporate goals and objectives for compensation, reviews and approves the compensation of our executive officers and administers each of our compensation and stock plans. Prior to June 2005, Messrs. Meyer, Curtis, Rampell and Sullivan, now deceased, were the members of the Compensation Committee, with Mr. Meyer being its Chairman.
      Corporate Governance And Nominating Committee. Messrs. Nichols, Meyer and Pagonis and Ms. McNamara, all of whom are independent under NYSE listing standards, are the current members of our Corporate Governance and Nominating Committee. Mr. Nichols is the Chairman of the Corporate Governance and Nominating Committee. Prior to June 2005, Messrs. Nichols, Meyer, Pagonis and Sullivan, now deceased, were the members of the Corporate Governance and Nominating Committee, with Mr. Nichols being its Chairman. This committee held four meetings during 2005. The Corporate Governance and Nominating Committee provides assistance to the Board of Directors with the following matters:

•	developing, recommending and evaluating corporate governance principles and policies applicable to RailAmerica;

•	identifying, reviewing and evaluating qualified candidates to serve as directors;

•	serving as a focal point for communication between such candidates, non-committee directors and management;

•	recommending such candidates to the Board of Directors to nominate for election to the Board; and

•	overseeing the evaluation of the Board of Directors and management.
      The Corporate Governance and Nominating Committee will consider nominees recommended by a stockholder of ours if the stockholder submits the nomination in compliance with the advance notice, informational and other requirements described in our bylaws and applicable securities laws described on page 29. The criteria for selecting new directors to serve on the Board shall reflect the requirements of applicable law and listing standards, as well as strength of character, judgment, business experience, specific areas of expertise and willingness to devote sufficient time to the Company. Stockholders who wish to recommend nominees for the 2007 annual meeting of stockholders should submit their recommendations in writing to our Corporate Secretary at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487 between November 26, 2006 and December 26, 2006 and should include:

•	the name, age, business address and residence of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of our shares owned by the proposed nominee;

•	any other information required to be disclosed in a proxy solicitation under SEC rules;

•	the name and address of the stockholder; and

•	the class and number of our shares beneficially owned by the stockholder.
      The Corporate Governance and Nominating Committee will gather all the relevant information on such candidates, conduct interviews and meetings with such candidates, and review their references prior to considering potential candidates for membership to the Board.
      Other Committees. In addition to the committees described above, our Board has established an Executive Committee, consisting of Messrs. Pagonis, its Chairman, Meyer, Nichols and Rampell, which held no meetings during 2005, and a Government Affairs Committee, consisting of Messrs. Sullivan, its Chairman, now deceased, Redfearn and Swinburn, which held one meeting during 2005.
      The Executive Committee may exercise all the authority of the full Board and take any action that could be taken by the Board except those powers and duties that may not be delegated, including:

•	Any action or matter expressly required to be submitted to stockholders for approval;

•	The creation or filling of vacancies in the Board of Directors;

•	The adoption, amendment or repeal of the bylaws; or

•	Action on matters committed by the bylaws or resolution of the Board of Directors exclusively to the Audit Committee, the Compensation Committee, or the Corporate Governance and Nominating Committee.
      Chairman Pagonis is the non-management director chosen to preside over the regularly scheduled executive session of the non-management directors. Interested parties may communicate directly with him, or with the non-management directors as a group, by calling our Values Line hotline toll free at 888.475.8376 or visiting our https://www.railamericaalert.com/ website. These communications are confidential and may be anonymous. Written correspondence may also be mailed to his attention at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487.
      A charter governs each of our committees. These charters, along with our Corporate Governance Guidelines and additional corporate governance material, are available on our website at www.railamerica.com under the Corporate Governance heading of the Investor Relations section and are also available in print to any stockholder that requests them. Requests for copies of these materials can be mailed to RailAmerica’s corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487 or made by calling 561.994.6015.

Director Independence
      The Board of Directors has determined that the directors listed below are “independent” as defined in the listing standards of the New York Stock Exchange. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the “independence” standards set forth in Section 303A.02 of the rules of the New York Stock Exchange. In doing so, the Board of Directors affirmatively determined that none of the directors, or any of their family members, has had any material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), other than as a shareholder and director, within the last three years. A brother of Ms. McNamara is a partner of Holland & Knight LLP, a law firm which provides legal services to us. Mr. Meyer performed consulting services for the Board during 2004 and was paid a consulting fee in the amount of $57,000. Additionally, Mr. Meyer’s son is a non-executive officer employee of one of our subsidiaries, the Dallas, Garland & Northeastern Railroad, Inc. The Board has determined, based upon an analysis of the facts and circumstances, that none of these relationships are material and that Ms. McNamara and Mr. Meyer are independent.

William G. Pagonis
Harold R. Curtis
Anne H. McNamara
Ferd. C. Meyer, Jr.
Douglas R. Nichols
Richard Rampell
Compensation Committee Interlocks And Insider Participation
      None of our executive officers served as a director or a member of the compensation committee of any entity one or more of whose executive officers serves as a member of our Board of Directors or Compensation Committee. There were no Compensation Committee interlocks during fiscal 2005.
How Can Stockholders Communicate With The Board Of Directors?
      Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman, our non-management directors or the Audit Committee. These communications may be confidential or anonymous, and may be made by calling our Values Line hotline toll free at 888.475.8376 or visiting our https://www.railamericaalert.com/ website. All such concerns will be forwarded to the appropriate directors for their review, and may be referred to our general counsel. Our code of business conduct and ethics, which is discussed below, prohibits us from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.
Has RailAmerica Adopted A Code Of Conduct?
      We have adopted a code of business conduct and ethics that applies to all our directors, officers, and employees. The text of the code of business conduct and ethics is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to any of our executive officers or directors by posting such information on, our website at www.railamerica.com under the Corporate Governance heading of the Investor Relations section.
      We have also adopted a code of ethics for our principal executive officer and senior financial officers. The text of the code of ethics for our principal executive officer and senior financial officers is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to any of our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller or persons performing similar functions by posting such information on, our website at www.railamerica.com under the Corporate Governance heading of the Investor Relations section.

How Are Directors Compensated?
      Each of our non-employee directors receives an annual cash retainer of $36,000 and fees of $1,000 per Board meeting attended. Each member of a Board committee receives $1,000 per committee meeting, with the committee chairman receiving $1,500 per meeting attended. A yearly supplemental retainer is paid to our Chairman of the Board in the amount of $25,000. A supplemental $1,250 monthly retainer is paid to the chairman of our Audit Committee, and a supplemental $625 monthly retainer is paid to the Chairmen of our Compensation Committee and Corporate Governance and Nominating Committee. All directors are reimbursed for reasonable out-of-pocket expenses associated with travel to Board and committee meetings. Directors who are also our employees do not receive additional compensation for their services as directors.
      The following table outlines the fees earned by each of our non-employee directors in 2005:

		Committee	Board
	Annual	Meeting	Meeting	Chair	Supplemental
Name	Retainer	Fees	Fees	Fees	Retainer	Total

Curtis, Harold R.	$36,000	$12,000	$6,000	None	None	$54,000
McNamara, Anne H.(a)	$27,000	$4,000	$5,000	None	None	$36,000
Meyer, Jr., Ferd. C.	$36,000	$4,000	$6,000	$6,000	$7,500	$59,500
Nichols, Douglas R.	$36,000	$7,000	$6,000	$6,000	$7,500	$62,500
Pagonis, William G.	$36,000	$12,000	$6,000	None	$25,000	$79,000
Rampell, Richard	$36,000	$4,000	$6,000	$12,000	$15,000	$73,000
Sullivan, John M.(b)	$36,000	$6,000	$6,000	$1,500	None	$49,500

Total						$364,000

(a)	Ms. McNamara joined the Board on April 1, 2005.

(b)	Mr. Sullivan passed away on December 19, 2005.
      As more fully described on pages 18 — 19, our non-employee directors are eligible to receive discretionary awards under our 1998 Executive Incentive Compensation Plan. Historically, each non-employee director received 5,000 stock options in June of each year which practice was discontinued in 2005. Beginning in May 2005, each director received 1,667 restricted shares of our common stock per year.
MANAGEMENT
      Our executive officers are as follows:

Name	Age	Position

Charles Swinburn	64	Chief Executive Officer and Director
Donald D. Redfearn	53	President, Chief Administrative Officer, Secretary and Director
R. Joe Conklin	51	Executive Vice President and Chief Operating Officer
Michael J. Howe	58	Executive Vice President and Chief Financial Officer
M. Scott Linn	45	Senior Vice President — Eastern Corridor
Thomas C. Owen, Jr.	47	Senior Vice President — Marketing and Sales
Robert J. Rabin	37	Senior Vice President and Corporate Controller
Thomas L. Schlosser	56	Senior Vice President — Western Corridor
Scott G. Williams	52	Senior Vice President and General Counsel
      The business experience of Messrs. Swinburn and Redfearn appear under the caption “Election of Directors; Nominees and Continuing Directors” above.

      R. Joe Conklin has served as our Executive Vice President and Chief Operating Officer since November 2003. Mr. Conklin joined RailAmerica in February 2000 as Senior Vice President — North America Rail Group after serving as Vice President, Field Operations for RailTex, Inc. from August 1999 to February 2000. Prior to August 1999, Mr. Conklin was employed by Burlington Northern Santa Fe Railway (BNSF) and its predecessor railroads for 23 years. Mr. Conklin held a variety of positions with BNSF, including General Superintendent Transportation, Division Superintendent and Assistant General Superintendent of Transportation. Mr. Conklin began his railroad career in 1976 in BNSF’s engineering department at Gillette, WY.
      Michael J. Howe has served as our Executive Vice President and Chief Financial Officer since January 2004. Mr. Howe joined RailAmerica in May 2000 as Vice President — Finance and became Vice President — Treasurer in August of 2000, and Senior Vice President and Chief Financial Officer in January 2003. He has over 30 years of experience in finance, operations and systems management, and he has 20 years’ experience in the transportation industry. From February 1997 to December 1999, Mr. Howe was Vice President and Chief Financial Officer at SurfAir, Inc., an international transportation services company. From 1993 to 1997, he was Director, Finance at Circle International, Inc, a freight forwarding/logistics company, with responsibility for all treasury, financial reporting, and investor relations functions. He also served seven years with CSX Technology in various senior management positions. Earlier in his career, he spent several years with the international accounting firm of Deloitte & Touche in both the tax and audit areas. Mr. Howe, a certified public accountant, received both his M.B.A. and B.B.A. (Accounting) degrees from the University of North Florida in Jacksonville, Florida.
      M. Scott Linn has served as our Senior Vice President — Eastern Corridor since January 2004. Mr. Linn joined RailAmerica in October 2000 as Vice President — Engineering. Prior to joining RailAmerica, he was employed by Burlington Northern Santa Fe Railway (BNSF) and its predecessor railroads where he served for 18 years. Mr. Linn held a variety of positions, including Trainmaster, District Roadmaster, Superintendent of MOW Scheduling, Maintenance Engineer South American Operations for Metrovias & Trenes de Buenos Aires, Engineer Rail Maintenance and Division Engineer. Mr. Linn received his B.S. degree in Civil Engineering from Montana State University, graduating with honors.
      Thomas C. Owen, Jr. has served as our Senior Vice President — Marketing and Sales since March 2004. Mr. Owen joined RailAmerica in September 2001 as Vice President — Marketing and Sales for the Central United States. Prior to that, he was employed by CSX Transportation and its predecessor railroads for 16 years where he held a variety of commercial positions, including AVP Sales & Marketing — Agricultural Products. Mr. Owen received a B.S. degree in Industrial Management from the Georgia Institute of Technology and an M.B.A. degree from the Fuqua School of Business at Duke University.
      Robert J. Rabin has served as our Senior Vice President and Corporate Controller since December 2004. Mr. Rabin joined RailAmerica in February 2001 as Vice President and Corporate Controller. From 1991 to 2001, he was with the international accounting firm PricewaterhouseCoopers LLP, where he was Audit Senior Manager serving multinational and publicly traded clients. At RailAmerica, Mr. Rabin is responsible for all SEC and management reporting, financial reporting systems, corporate accounting, budgeting, forecasting, and Sarbanes-Oxley related matters. Mr. Rabin, a certified public accountant, graduated with honors from Boston University.
      Thomas L. Schlosser has served as our Senior Vice President — Western Corridor since August 2003. Mr. Schlosser joined RailAmerica in the capacity of Senior Vice President in January 2002 when RailAmerica purchased ParkSierra Corporation. From 1997 to 2002, he was President and Chief Operating Officer of ParkSierra Rail Group. Prior to that, he was employed by California Northern Railroad Company, Grand Trunk Western Railroad Company and Detroit, Toledo and Ironton Railroad where he held a variety of positions. Mr. Schlosser is currently Vice Chairman of the American Short Line and Regional Railroad Association’s Executive Committee.
      Scott G. Williams has served as our Senior Vice President and General Counsel since January 2003. Mr. Williams joined RailAmerica in January 2002 as Vice President and General Counsel — Real Estate. Prior to joining RailAmerica, Mr. Williams practiced law for 21 years as a partner with the Florida-based law firm of Shutts & Bowen, LLP focusing on real estate and corporate transactions, acquisitions and financing.

He also represented the predecessors to RailAmerica in their early short line acquisitions, including the Huron and Eastern Railway, and represented RailAmerica in a number of asset and stock acquisitions and financings. He is a former commissioner and past chairman of the State of Florida Commission on Ethics. Mr. Williams received his B.A. degree from Yale University and his J.D. from Vanderbilt University.
Election Of Executive Officers
      Our officers are elected annually and serve at the discretion of our Board of Directors.
Have We Complied With Section 16(a) Of The Securities Exchange Act Of 1934?
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The reporting persons are required to furnish us with copies of all reports they file.
      To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required, we believe that all of our directors and executive officers complied during 2005 with the reporting requirements of Section 16(a) of the Exchange Act except as follows:
      A Form 4 was filed late on June 1, 2005 to disclose the acquisition of 1,000 shares of RailAmerica common stock on May 5, 2005 by Mr. Curtis.
      A Form 4 was filed late on April 26, 2005 to disclose the disposition of 999 shares of RailAmerica common stock on March 14, 2005 by Mr. Owen’s spouse.
      A Form 4 was filed late on July 29, 2005 to disclose the disposition of 306 shares on March 31, 2005, the disposition of 386 shares on April 30, 2005, the disposition of 413 shares on May 28, 2005 and the disposition of 373 shares on June 30, 2005 to cover the tax withholding obligations on restricted stock that vested by Mr. Pagonis.
      A Form 4 was filed late on January 28, 2005 to disclose the exercise of stock options, and the subsequent holding of the underlying shares of common stock, on January 25, 2005 by Mr. Rampell.

EXECUTIVE COMPENSATION
      The following table provides for the years ended December 31, 2005, 2004 and 2003, summary information concerning compensation paid by us to our chief executive officer and each of our four other most highly compensated executive officers as of December 31, 2005. We refer to these executive officers as our named executive officers. We did not grant any stock appreciation rights or make any long-term incentive plan payouts during these years.
Summary Compensation Table

								Long-Term Compensation
								Awards
		Annual Compensation
								Restricted
						Other		Stock	Securities	All Other
Name and		Salary		Bonus		Annual		Awards	Underlying	Comp.
Principal Position	Year	$		($)(1)		Comp. ($)(2)		($)(3)	Options (#)	($)

Charles Swinburn(4)	2005	$515,000		$109,077		$0		$180,845	0	$5,000	(7)
Chief Executive Officer &	2004	$208,333	(5)	$33,750		$40,375	(6)	$99,975	5,000	$24,911	(8)
Director	2003	$0		$0		$50,000	(6)	$0	5,000	$0
Donald D. Redfearn	2005	$459,380		$97,297		$9,153	(9)	$73,250	0	$5,000	(7)
President, Chief Administrative	2004	$433,500		$90,227	(10)	$20,327	(11)	$0	12,000	$52,835	(7)(13)
Officer, Secretary & Director	2003	$390,000		$143,594		$43,347	(12)	$84,800	10,000	$62,553	(7)(13)
R. Joe Conklin	2005	$283,250		$49,994		$101,068	(9)(15)	$73,250	0	$2,500	(7)
Executive Vice President &	2004	$262,500		$49,055		$20,421	(11)	$0	12,000	$20,646	(7)(13)(16)
Chief Operating Officer	2003	$162,260		$62,016		$6,997	(14)	$33,920	54,000	$0
Michael J. Howe	2005	$283,250		$49,994		$14,963	(9)	$73,250	0	$5,000	(7)
Executive Vice President &	2004	$275,000		$147,125	(10)	$0		$0	12,000	$62,247	(7)(13)(16)
Chief Financial Officer	2003	$210,000		$62,425		$826		$59,360	7,000	$55,311	(7)(13)
Scott G. Williams	2005	$228,660		$32,287		$11,434	(9)	$25,397	0	$5,000	(7)
Senior Vice President &	2004	$222,000		$43,976	(10)	$0		$0	6,000	$19,683	(7)(13)
General Counsel	2003	$210,000		$62,425		$288		$33,920	4,000	$24,000	(7)(13)

(1)	Bonus attributable to any particular year is paid in the following year and granted at the Board of Directors’ discretion.

(2)	The aggregate amount of perquisites and other personal benefits provided to each named executive officer is the lesser of either $50,000 or 10% of the total amount of annual salary and bonus of the officer.

(3)	Includes 8,069 shares granted to Mr. Swinburn in August 2004 at a value of $12.39 per share and 8,312 shares granted to Mr. Swinburn in August 2005 at a value of $11.77 per share that are subject to restrictions on transferability prior to August 2007 but are not subject to forfeiture. The aggregate restricted stock holdings of our named executive officers as of December 31, 2005 (excluding the foregoing grants to Mr. Swinburn) were: Mr. Swinburn — 7,083 shares with a value of $77,842; Mr. Redfearn — 16,250 shares with a value of $178,588; Mr. Conklin — 10,250 shares with a value of $112,648; Mr. Howe — 13,250 shares with a value of $145,618; and Mr. Williams — 6,167 shares with a value of $67,775. The value of the shares is based on the closing sale price of our common stock of $10.99 on December 30, 2005.

(4)	Mr. Swinburn became Chief Executive Officer on August 1, 2004.

(5)	Represents annual salary from August 2004 through December 2004.

(6)	Represents non-employee Board of Directors retainers and fees paid during the fiscal year.

(7)	Includes employer 401(k) contributions as follows: in 2005, $5,000 ($2,500 for Mr. Conklin); in 2004 and 2003, $3,000 ($1,500 for Mr. Conklin).

(8)	Represents moving expenses in the amount of $22,756 and life insurance premiums paid on behalf of the executive in the amount of $2,155.

(9)	Represents earnings on deferred compensation under our Executive Deferred Compensation Plan. The account balances under the plan (including company contributions and earnings from prior years) were paid to the executives in October 2005 upon termination of the plan.

(10)	Includes awards paid to our executive officers for efforts towards the sale of Freight Australia on October 1, 2004 as follows: $20,000 for Mr. Redfearn; $110,000 for Mr. Howe; and $20,000 for Mr. Williams.

(11)	Represents an annual expense allowance of $25,000 for each of Mr. Redfearn and Mr. Conklin grossed up for taxes from January 1, 2004 through June, 30, 2004.

(12)	Includes an expense allowance of $25,000 for Mr. Redfearn grossed up for taxes.

(13)	Includes company contributions to deferred compensation trusts for the benefit of the executive officers as follows: in 2004, $49,835 for Mr. Redfearn; $16,826 for Mr. Conklin; $54,447 for Mr. Howe; and $16,683 for Mr. Williams; in 2003, $59,553 for Mr. Redfearn; $52,311 for Mr. Howe; and $21,000 for Mr. Williams.

(14)	Represents an expense allowance grossed up for taxes.

(15)	Includes $98,727 which is the difference between the price paid by Mr. Conklin upon the exercise of stock options and the fair market value of the underlying shares of common stock at the time of exercise.

(16)	Includes $2,320 in taxable life insurance paid on behalf of Mr. Conklin and $4,800 paid on behalf of Mr. Howe.
Employment Agreements
      We have entered into employment agreements with each of Messrs. Swinburn, Redfearn, Conklin and Howe.
      Mr. Swinburn serves as our Chief Executive Officer and currently receives a base salary of $533,025 per year. Mr. Swinburn is eligible to receive bonuses in accordance with our management incentive plan. Pursuant to his agreement, Mr. Swinburn is entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees with specified minimum benefits as follows: (1) long-term disability insurance with premium payments by RailAmerica up to $10,000 per year and (2) $1 million of term life insurance. The initial term of Mr. Swinburn’s agreement expires on August 1, 2006 and is then subject to automatic one-year renewal terms, unless he notifies us or we notify him of non-renewal at least three months prior to the expiration of the then current term. In addition, Mr. Swinburn’s agreement provides for the grant of shares of stock having a value of $100,000 on the date of the employment agreement and the first and second anniversaries of the date of the employment agreement. All shares are fully vested but are not transferable until the earlier of August 1, 2007 or the termination of Mr. Swinburn’s employment, except as required to pay any applicable income taxes relating to the stock awards. Mr. Swinburn’s agreement also contains non-competition provisions which are applicable should his employment with us cease for any reason.
      Mr. Redfearn serves as our President, Chief Administrative Officer and Secretary and currently receives a base salary of $475,458 per year. His base salary is subject to increase at the discretion of the Compensation Committee of our Board of Directors. Mr. Redfearn is eligible to receive bonuses in accordance with our management incentive plan. Pursuant to his agreement, Mr. Redfearn is entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees with specified minimum benefits as follows: (1) long-term disability insurance with premium payments by

RailAmerica up to $10,000 per year and (2) $1 million of term life insurance. The initial term of Mr. Redfearn’s agreement ended December 31, 2003, and renews automatically each year for a one-year term, unless he notifies us or we notify him of non-renewal 90 days prior to the expiration of the then current term. Mr. Redfearn’s agreement also contains non-competition provisions applicable should he resign from his position with us or we terminate him with cause.
      Mr. Redfearn’s employment agreement may be terminated by our Board of Directors for cause (as defined in the agreement), upon death or disability or without cause. If the agreement is terminated for death or disability, we will pay him or his legal representative his accrued base salary and bonus payments through the date of termination and continue medical and dental insurance coverage for him and his family for 18 months. If the termination is for disability, we will continue to pay his base salary until he begins to receive payments from the long-term disability policy. If we terminate Mr. Redfearn without cause or he terminates his employment for good reason (as defined in the agreement), he will receive the following benefits: (1) earned but unpaid base salary and bonus accrued through the date of termination; (2) base salary and benefits for 12 months; (3) a prorated portion of individual performance awards under our long-term incentive plan as if he had continued employment for 12 months; (4) a prorated portion of benefits payable to him under the management incentive plan as if he had continued employment for 12 months; and (5) any outstanding stock options will become immediately vested. Mr. Redfearn is also entitled to the above severance payments if his employment is not renewed by us without cause or by him for good reason.
      Mr. Conklin serves as our Executive Vice President and Chief Operating Officer and currently receives a base salary of $293,164 per year. Mr. Conklin is eligible to receive bonuses in accordance with our management incentive plan. Pursuant to his agreement, Mr. Conklin is entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees with specified minimum benefits as follows: (1) long-term disability insurance with premium payments by RailAmerica up to $10,000 per year and (2) $1 million of term life insurance. The initial term of Mr. Conklin’s agreement expired on July 22, 2005 and renews automatically each year for a one-year term, unless he notifies us or we notify him of non-renewal at least three months prior to the expiration of the then current term. Mr. Conklin’s agreement also contains non-competition provisions which are applicable should his employment with us cease for any reason.
      Mr. Howe serves as our Executive Vice President and Chief Financial Officer and currently receives a base salary of $293,164 per year. Mr. Howe is eligible to receive bonuses in accordance with our management incentive plan. Pursuant to his agreement, Mr. Howe is entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees with specified minimum benefits as follows: (1) long-term disability insurance with premium payments by RailAmerica up to $10,000 per year and (2) $1 million of term life insurance. The initial term of Mr. Howe’s agreement expired on June 16, 2005 and renews automatically each year for a one-year term, unless he notifies us or we notify him of non-renewal at least three months prior to the expiration of the then current term. Mr. Howe’s agreement also contains non-competition provisions which are applicable should his employment with us cease for any reason.
      Each of the employment agreements with Messrs. Swinburn, Conklin and Howe may be terminated by our Board of Directors for cause (as defined in the agreement), upon death or disability or without cause. If the agreement is terminated for death or disability, we will pay the executive or the executive’s legal representative the executive’s accrued base salary and bonus payments through the date of termination. If we terminate the employment agreement without cause or the executive terminates the employment agreement for good reason (as defined in the agreement), the executive will receive the following benefits: (1) earned but unpaid base salary and bonus accrued through the date of termination; (2) base salary, discretionary bonus and incentive plan compensation for a period of 12 months; and (3) any outstanding stock options will continue to vest during the 12-month period and vested options will expire in accordance with their respective grant terms.
      We have also entered into change-in-control severance agreements with Messrs. Swinburn, Redfearn, Conklin, Howe and Williams. These severance agreements are in addition to the above-described employment agreements. Each severance agreement generally provides that in the event of a change-in-control of our company, we will continue to employ the officer under the severance agreement for a period of three years following the change-in-control or, in the case of all the officers mentioned above, except Mr. Swinburn, if earlier, until the first day of the month after the officer reaches age 65. During this three-year employment period, the officer will:

(a) receive a monthly salary at least equal to the highest monthly salary paid to the officer during the twelve months preceding the change-in-control;

(b) receive, on an annual basis, a cash bonus at least equal to the average annual bonus paid to the officer in the three fiscal years immediately preceding the change-in-control or, if greater, the bonus that would have been paid to the officer for the fiscal year in which the change-in-control occurs based upon the same formula, terms and conditions for the bonuses for the immediately preceding fiscal year;

(c) continue to be eligible to participate in our welfare benefit plans, incentive, savings and retirement plans and other fringe benefit plans, on at least as favorable terms as those in place before the change-in-control; and

(d) receive reimbursement for reasonable business expenses.
      The severance agreements provide for various termination payments if we terminate the employment of the officer prior to the end of the three-year employment period. If we terminate the officer’s employment without cause or the officer terminates his employment for good reason, including the case in which he terminates his employment for any reason during the 30-day period immediately following the first anniversary of the effective date of the change-in-control, the officer will receive, as a lump sum payment:

(a) any accrued but unpaid base salary and bonus through the date of termination;

(b) a pro rata portion of the bonus otherwise payable to the officer for the fiscal year in which the termination occurs;

(c) an amount equal to a specified multiple of the sum of the officer’s base salary and bonus;

(d) an amount equal to the value of the portion of the officer’s benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under these plans by reason of the termination;

(e) a continuation of the health, dental, disability and life insurance benefits for the officer and his family for the remainder of the three-year employment period; and

(f) an amount equal to the value of unused vacation days that have accumulated during the calendar year in which the termination occurs.
      The multiple referred to in (c) above is 3x for Mr. Swinburn and Mr. Redfearn and 2x for Mr. Conklin, Mr. Howe and Mr. Williams.
      If we terminate the officer’s employment with cause or the officer terminates employment without good reason, the officer will be entitled to receive only those amounts that have accrued but have not yet been paid to the officer. Each severance agreement requires us to reimburse the officer, on a fully grossed-up basis, for any excise tax imposed upon the officer as a result of any payments constituting excess parachute payments.
      For purposes of these severance agreements, the term change-in-control generally means any of the following:

(a) any person, entity or group acquires ownership of 33 1/3 % or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities;

(b) the individuals who, as of the date of the severance agreement, constitute our Board of Directors, and/or future directors approved by the incumbent Board, cease for any reason to constitute at least a majority of our Board of Directors; or

(c) our stockholders approve:

(1) a reorganization, merger or consolidation with respect to which persons who were our stockholders immediately prior to this reorganization, merger or consolidation do not, immediately afterwards, own more than 66 2/3 % of the combined voting power of the resulting company;

(2) our liquidation or dissolution; or

(3) the sale of all or substantially all of our assets.
      In addition, Mr. Swinburn’s severance agreement provides we will pay him the individual performance awards payable to him under our Long-term Incentive Program for each performance period that had begun but not ended under the program on the date Mr. Swinburn terminates his employment with us as though he had remained employed by us through the end of these performance periods.
Stock Option And Bonus Plans
      2005 Employee Stock Purchase Plan. In December 2004 our Board of Directors adopted the 2005 Employee Stock Purchase Plan, effective January 1, 2005, and our stockholders approved the 2005 Employee Stock Purchase Plan in May 2005. Under the plan, 250,000 shares of our common stock are reserved for issuance. This stock purchase plan replaces our 1995 Employee Stock Purchase Plan which expired effective December 31, 2004. The stock purchase plan, which qualifies under Section 423 of the Internal Revenue Code, encourages stock ownership by our employees. All of our employees, other than non-employee directors and owners of 5% or more of our common stock, are eligible to participate in the stock purchase plan, with some exceptions, if they have been employed by us for at least 20 hours per week and more than five months per year. No employee is eligible to participate who, after the grant of options under the stock purchase plan, owns (including all shares which may be purchased under any outstanding option) 5% or more of our common stock.
      The stock purchase plan provides for semi-annual enrollment dates on January 1 and July 1 allowing for two separate offering periods each year.
      On January 1 and July 1 of each year, the enrollment dates, we granted to each participant an option to purchase on June 30 and December 31, the exercise dates of that year, at a purchase price determined in the manner described below, the number of full shares of our common stock which his or her accumulated payroll deductions on the exercise date will purchase at the purchase price. The purchase price under the stock purchase plan was an amount equal to 85% of the lower of the following:

(x) the greater of:

(A) the Fair Market Value of a share of Common Stock on the Offering Date; or

(B) the Fair Market Value of a share of Common Stock on the Enrollment Date on which the employee elects to become a participant within the offering period, and

(y) the Fair Market Value of a share of Common Stock on the Exercise Date.
      The Plan Administrator for the Employee Stock Purchase Plan has provided all participants, on a quarterly basis, with a statement reflecting the balance of shares purchased and any activity on the employee’s account.
      1998 Executive Incentive Compensation Plan. In April 1998, our Board of Directors adopted our 1998 Executive Incentive Compensation Plan, which was approved by our stockholders in June 1998, and later amended in 2000 and 2005. The terms of the plan provide for grants of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. As of the record date, options to purchase an aggregate of 2,174,201 shares of our common stock were outstanding under the plan and an aggregate of 439,436 shares of restricted stock (370,515 of which remain subject to vesting) had been awarded under the plan.
      Shares Available for Awards; Annual Per-Person Limitations. Under the 1998 incentive plan, the maximum number of shares of our common stock that may be issued pursuant to awards granted under the plan is equal to the sum of

(i) 15% of the number of shares of our common stock that were outstanding as of April 15, 2000, plus

(ii) 15% of the number of shares of our common stock issued after April 15, 2000 (including any shares issued as a result of conversions of our preferred stock or debt obligations into shares of our common stock), plus

(iii) the number of shares of our common stock that are surrendered in payment of the exercise or purchase prices of any awards or any tax withholding with regard to the awards, minus

(iv) the number of shares that then are subject to outstanding awards under the preexisting plan.
      As of the record date, this maximum number equaled 5,922,686 shares.
      During any fiscal year the number of options, SARs, restricted shares of our common stock, deferred shares of our common stock, shares issued as a bonus or in lieu of other obligations of ours, and other stock-based awards granted to any one participant may not exceed 4% of the number of shares of our common stock issued and outstanding as of April 15, 2000, or 791,952 shares. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year to any one participant is $1 million, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one participant is $2 million. The 1998 incentive plan currently limits the number of shares that may be issued pursuant to incentive stock options to 930,000 shares.
      Eligibility. Our officers, directors, employees and independent contractors and the officers, directors, employees and independent contractors of our subsidiaries are eligible to receive awards under the 1998 incentive plan. Independent contractors are not eligible to receive any awards other than stock options. An employee on leave of absence may be considered as still in our employ for purposes of eligibility for participation in the 1998 incentive plan.
      Annual Incentive Plan. Our Compensation Committee adopted an Annual Incentive Plan program, effective January 1, 1998. Under this program, the Compensation Committee annually approves performance measures, objectives, award levels and funding of the program. Our executives, managers and corporate staff who have direct influence on business performance and results, and who are not participants in a subsidiary plan or program, are eligible to participate. Plan measures include, without limitation, earnings per share, earnings before interest, taxes, depreciation and amortization or EBITDA, return on investment, acquisitions, cash flow and safety. Payment of awards is based on the actual achievement of the specific goals set by the Compensation Committee.
      Long-Term Incentive Program. In 2001, our Compensation Committee implemented the Long-Term Incentive Program, or LTIP. The purpose of the LTIP is to provide management the opportunity to increase their equity ownership in our company and to provide an additional incentive to reward and retain qualified competent persons, upon whose efforts and judgment our success is largely dependent, by providing an opportunity for them to receive additional compensation depending upon the attainment of key business objectives over a three-year period. Executive officers designated to participate in the LTIP by the Committee can earn additional compensation awards at the end of each three-year cycle. Performance is measured against predetermined earnings per share targets for the three years, and the awards are payable to participants half in cash and half in our common stock. No amounts are payable in 2006 based on 2005 financial performance. Our Compensation Committee does not intend to continue this plan after December 31, 2006, the end of the final performance period under this plan.

      Eligibility. Our key executive employees who are designated by the Compensation Committee are eligible to participate in the plan. Our Compensation Committee in 2004 designated Charles Swinburn, Donald D. Redfearn, R. Joe Conklin, Michael J. Howe, and Gary O. Marino as participants for the performance period ending December 31, 2006. Mr. Marino will continue as a participant through year-end pursuant to his separation agreement.
      Awards. The LTIP provides an opportunity for a participant to receive an award at the end of a three-year performance cycle. As of the first day of each performance cycle, the Compensation Committee established (a) an aggregate target amount payable, or aggregate target pool, under the LTIP, and (b) individual target award amounts that each participant may earn, which were equal to a stated percentage of the participant’s base salary. The individual target amount for current participants is 100% of annual base salary paid to the participant as of the first day of the applicable performance period.
      The amount of the award that a participant will be eligible to receive from the aggregate target pool will be determined by a stated formula based upon the compounded growth in our annual earnings per share over the performance cycle. If, at the end of the three-year performance cycle, we have an annual earnings per share growth of at least 8% but less than 10%, then the amount of the award that a participant will receive will be equal to 75% of his individual target amount. If we have an annual earnings per share growth of at least 10% but less than 12%, then the amount of the award that a participant will receive will be equal to 100% of his individual target amount. If we have an annual earnings per share growth of at least 12%, then the amount of the award that a participant will receive will be equal to 125% of his individual target amount.
      Discontinued RailAmerica, Inc. Executive Deferred Compensation Plan. Effective as of January 1, 2003, our Board of Directors adopted the RailAmerica, Inc. Executive Deferred Compensation Plan, which is a non-qualified deferred compensation plan. The purpose of the Plan was to permit certain of our selected key officers (i.e., vice presidents and above) and directors to elect to defer all or a portion of their cash compensation to be received from us until the earlier of (a) the termination of his or her employment with us, or services as a director or (b) a specified date in the future, as indicated in the initial election form executed by the individual officer or director. The officers had the ability to elect to defer up to 50% of their base salary and 100% of their bonuses for a plan year, and the directors had the ability to elect to defer up to 100% of each of their monthly retainer fees and meeting fees for a plan year.
      In addition to the elective deferrals described above, certain selected participants, including our executive officers, were eligible to receive a non-discretionary employer contribution, on an annual basis. These contributions (if any) were subject to a five-year cliff vesting, meaning that after five full years of employment or service with us, a participant becomes 100% vested in such contributions. There is no partial vesting prior to a participant completing the five-year service requirement, except in the event of such participant’s death, the participant’s attainment of age 65, or a “change in control” (as defined in the plan) of our company. In response to tax law changes in the American Jobs Creation Act of 2004, the plan was further amended effective as of October 1, 2004 to discontinue employee and employer contributions. In October 2005, the company discontinued the Plan, accelerated the vesting of all employer contributions, and paid out all account balances to the participating employees.
      Supplemental Executive Retirement Plan. The principal purpose of the RailAmerica, Inc. Supplemental Executive Retirement Stock Plan is to provide selected key employees with supplemental awards of our common stock in order to make it more attractive to such employees to remain in our employment and to provide an additional source of income following their termination of employment. The Board shall, in its sole discretion and based upon the recommendation of the Compensation Committee, annually designate our key employees who shall participate in the plan. Each participant may receive an annual award under the 1998 plan, or any successor plan, of the right to receive a distribution of a number of shares of common stock equal to the result of dividing (i) the percentage designated by the Board of the participant’s annual rate of base salary on the award day by (ii) the fair market value of one share of common stock. The number of shares of common stock subject to each award shall be credited to a bookkeeping account established for the participant under the plan. Each annual grant of common stock shall vest if the participant completes the years of continuous service designated by the Compensation Committee, which may include service prior to such annual grant. Distribution of the shares of common stock credited to a participant’s account shall be made as determined by the Compensation Committee in its discretion following the participant’s separation from service; provided that the Compensation Committee may, in its discretion, accelerate the distribution of a participant’s account to a date prior to the participant’s separation from service.
Option/ SAR Grant Table
      There were no stock appreciation rights or options granted during 2005.
Option Exercises And Values For 2005
      The table below sets forth the following information with respect to stock options held by the named executive officers at December 31, 2005:

•	the number of shares of common stock acquired upon exercise of options during 2005;

•	the aggregate dollar value realized upon the exercise of those options;

•	the total number of exercisable and unexercisable stock options held at December 31, 2005; and

•	the aggregate dollar value of in-the-money exercisable options at December 31, 2005.

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		December 31, 2005		December 31, 2005(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles Swinburn	—	$—	83,333	1,667	$173,975	$—
Donald D. Redfearn	—	$—	481,333	4,000	$556,965	$—
R. Joe Conklin	25,000	$98,727	92,000	4,000	$33,390	$—
Michael J. Howe	—	$—	45,000	4,000	$70,370	$—
Scott G. Williams	—	$—	38,000	2,000	$17,940	$—

(1)	The closing sale price of our common stock on December 30, 2005, as reported by the NYSE, was $10.99 per share. Value is calculated by multiplying (a) the difference between $10.99 and each option exercise price by (b) the number of shares of our common stock underlying the option.
Long-Term Incentive Plan Awards Table
      The following table shows information relating to future potential payouts for the named executive officers designated by our Compensation Committee to participate under our Long-Term Incentive Plan.
Long-Term Incentive Plan Awards in Last Fiscal Year(1)

			Estimated Future Payouts Under
			Non Stock-Price Based Plans
	Performance or Other
	Period Until Maturation or		Threshold	Target	Maximum
Name	Payment(2)		($)(2)	$)(2)	($)(2)

Charles Swinburn	01/01/04 - 12/31/06	(3)	$302,250	$403,000	$503,750
Donald D. Redfearn	01/01/04 - 12/31/06		315,750	421,000	526,250
R. Joe Conklin	01/01/04 - 12/31/06		187,500	250,000	312,500
Michael J. Howe	01/01/04 - 12/31/06		187,500	250,000	312,500
Gary O. Marino(4)	01/01/04 - 12/31/06		456,300	608,400	760,500

(1)	Awards under our Long-Term Incentive Plan have previously been made based on our achievement of certain financial performance targets. The Plan will be discontinued following completion of the last three-year performance cycle, which commenced on January 1, 2004 and will end on December 31, 2006.

(2)	Key executives designated by our Compensation Committee are eligible to earn a deferred cash incentive award based on our financial performance. Assuming the performance targets are met for the three-year performance cycle ending on December 31, 2006, participants in the Plan are eligible to earn an award after the end of the performance period. The value of participations granted on January 1, 2004 will be determined by our attainment of specified improvement in our annual earnings per share. If, at the end of the applicable three-year performance cycle, we have an annual earnings per share growth of at least 8% but less than 10%, then the amount of the award that a participant will receive will be equal to 75% of his or her individual target amount. If we have an annual earnings per share growth of at least 10% but less than 12%, then the amount of the award that a participant will receive will be equal to 100% of his or her individual target amount. If we have an annual earnings per share growth of at least 12%, then the amount of the award that a participant will receive will be equal to 125% of his or her individual target amount. The individual target amount for each named executive officer designated to participate in the LTIP is equal to the base salary paid by us to the participant as of the first day of the applicable performance period. More information about the LTIP is available under “Executive Compensation — Long-Term Incentive Plan” on pages 19 - 20.

(3)	Dollar amounts are pro-rated at 80.6% based on Mr. Swinburn’s August 1, 2004 hire date.

(4)	Gary O. Marino resigned from the company on April 7, 2004; accordingly, the potential future payout amounts reflected above have been prorated to 75%.
Equity Compensation Plan Table
      The table below sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2005:

				Number of
	Number of Securities			Securities
	to be Issued Upon		Weighted Average	Remaining Available
	Exercise of		Exercise Price of	for Future Issuance
	Outstanding Options,		Outstanding Options,	Under Equity
	Warrants, and Rights		Warrants, and Rights	Compensation Plans

Equity compensation plans approved by security holders	3,121,976		$10.67	3,682,355	(1)
Equity compensation plans not approved by security holders	56,471	(2)	$7.89	0
TOTAL	3,178,447		$10.62	3,682,355

(1)	Consists of 3,457,512 shares under our 1998 Executive Incentive Compensation Plan and 224,843 shares under our 2005 Employee Stock Purchase Plan.

(2)	Represents stock options granted to employees other than pursuant to our stockholder approved equity compensation plans.
      The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as otherwise specifically indicated.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee is comprised of Messrs. Rampell, Curtis, Nichols and Pagonis, each of whom is a non-employee member of our Board of Directors. Mr. Rampell is the Chairman of the Audit Committee. The Committee operates pursuant to a written charter that was amended and restated by the Board of Directors on

March 23, 2006. A copy of the committee’s charter is available at www.railamerica.com and is included in this proxy statement as Exhibit A.
      Our Board of Directors has determined that each member of the Audit Committee is independent under current NYSE listing standards and SEC rules. The Audit Committee oversees our processes related to financial reporting, internal control, auditing and regulatory compliance activities on behalf of our Board of Directors. The Audit Committee also selects and makes decisions regarding the termination and replacement of our independent registered certified public accounting firm.
      Management is responsible for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered certified public accounting firm is responsible for auditing those financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and review these processes. Audit Committee members are not employees of RailAmerica and it is not their duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered certified public accounting firm included in their report on our financial statements. While the Audit Committee has made inquiries of management and the independent registered certified public accounting firm as to these matters, oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, while the Audit Committee has received assurances from management and the independent registered certified public accounting firm, its considerations and discussions with management and the independent registered certified public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States) or that our independent registered certified public accounting firm is, in fact, “independent.”
      In performing its oversight function, the Audit Committee reviewed and discussed our 2005 audited financial statements with management and the independent registered certified public accounting firm. The Audit Committee also discussed with our independent registered certified public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of our audit, including our registered certified public accounting firm’s judgment about the quality of the accounting principles applied in our 2005 audited financial statements. The Audit Committee received the written disclosures and the letter from our independent registered certified public accounting firm required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with our independent registered certified public accounting firm their independence from management and us. The Audit Committee also considered the compatibility of any non-audit services provided by our independent registered certified public accounting firm with their independence. To help assure the independence of the outside auditors, the Audit Committee selected Deloitte & Touche to perform outsourced internal audit services and to provide tax advice.
      The Audit Committee Chairman receives regular reports from the internal auditors and has regular communications with both the internal and external auditors regarding both quarterly and year-end reporting issues. On an informal basis the Chairman communicates with the members outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members occurs primarily during meetings.
      The Audit Committee meets with our independent registered certified public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held eight meetings during fiscal year 2005. Based upon the reports and discussions described in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Richard Rampell, Chairman
Harold R. Curtis
Douglas R. Nichols
William G. Pagonis
REPORT OF THE COMPENSATION COMMITTEE
      The following Report of the Compensation Committee and performance graph shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as otherwise specifically indicated.
      The Compensation Committee (the “Committee”) administers RailAmerica’s compensation program for its executive officers. In this regard, the Committee’s role is to oversee RailAmerica’s compensation and benefit plans and policies, annually review and determine all executive officers’ compensation, and administer RailAmerica’s equity incentive plans.
Executive Compensation Philosophy
      RailAmerica’s executive compensation policy is designed to enable the company to attract, motivate and retain highly qualified executive officers and reward executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to RailAmerica’s stockholders in both the long-term and the short-term. The key components of the compensation program are base salary, a performance based annual bonus award and equity participation in the form of restricted stock, performance shares and deferred stock. The restricted stock and performance shares are granted under the provisions of the 1998 Executive Incentive Compensation Plan, and the deferred stock is granted under the provisions of the Supplemental Executive Retirement Plan.
      In arriving at specific levels of compensation for executive officers, the Committee has relied on the following:

•	recommendations of management;

•	measurement of RailAmerica’s performance through a comparison of benchmarks against a business plan that has been previously approved by the Board of Directors;

•	consultation with an outside, independent management compensation consulting firm; and

•	the experience of Committee members and their knowledge of compensation paid by other transportation companies and by other similarly sized industries and companies generally.
Executive Compensation Policies

Salaries
      In addition to complying with the requirements of the employment agreements of Messrs. Swinburn, Redfearn, Conklin and Howe, compensation for each of the executive officers for 2005 was based on the executive’s duties and responsibilities, RailAmerica’s performance, both financial and otherwise, and the success of the executive in developing and executing marketing, financing and strategic plans, as appropriate. Salaries for each of the executive officers other than the Chief Executive Officer were based upon recommendations from the Chief Executive Officer and subject to the review and approval of the Board of Directors.
      For 2006, the Committee approved a 3.5% increase in Mr. Swinburn’s annual salary to $533,025. Mr. Swinburn’s compensation, including his salary, bonus awards and stock-based incentive grants, was determined within the same general framework established for all of RailAmerica’s executive officers. The Committee determined the appropriate level of compensation for the Chief Executive Officer based upon its evaluation of Mr. Swinburn’s leadership performance, his potential to enhance long-term shareholder value and discussions with the Committee’s outside compensation advisor about the appropriate size and components of his compensation package.

Annual Bonuses
      The Committee designs the annual incentive compensation programs to align pay with the annual performance of RailAmerica. At the beginning of each year, the Committee establishes the key performance measures it believes are important to creating value for RailAmerica’s stockholders. The Committee then defines targets for each of these measures based on the business plan adopted by the Board of Directors. For 2005, the performance measures included earnings per share (EPS), operating cash flow and safety.

Equity Awards
      In 2005, after receiving input from a compensation advisor engaged by the Committee, the Committee changed its historical practice of awarding stock options and restricted stock and instead awarded a combination of restricted stock, performance shares and deferred stock. The Committee determined that the new combination of restricted stock, performance shares and deferred stock provided an appropriate balance between rewarding and retaining key employees and aligning the interests of RailAmerica’s executive officers with those of its stockholders.
      In May 2005, the Committee awarded restricted stock, performance shares and deferred stock to the executive officers. The restricted stock grants generally vest ratably over four years, assuming the executive continues to be employed by RailAmerica. The performance shares vest upon the attainment of a specific EPS growth target over a three year period. If the EPS growth target is achieved, the performance shares vest three years from the date of grant. The deferred stock vests five years from the date of grant; however, up to four years of prior service may be credited against the five year target.

Long-Term Incentive Program
      In 2001, the Committee implemented the Long-Term Incentive Program, or LTIP. Executive officers designated to participate in the LTIP can earn additional compensation awards at the end of each three-year cycle. Performance is measured against predetermined earnings per share targets for the three years, and the awards are payable to participants half in cash and half in our common stock. No amounts are payable in 2006 based on 2005 financial performance. No new grants are being made under this Plan. The Committee does not intend to continue this plan after December 31, 2006, the ending date of the final performance period.
Compensation Decisions for 2005

Base Salaries
      Among the named executive officers the base salaries of Messrs. Swinburn, Redfearn, Conklin and Howe are set pursuant to their employment agreements. Each of the named executive officers received a base salary increase of 3.5% on January 2, 2006.

Annual Bonuses
      In March 2006, the Committee approved a bonus payout of 35% of target based on the level of achievement during 2005 of the key performance measures established for the year.

Equity Awards
      In 2005, Mr. Swinburn received 7,083 shares of restricted stock, 7,083 performance shares, and 4,413 deferred shares. In addition, Mr. Swinburn received 8,312 fully vested shares of common stock pursuant to his employment agreement. Mr. Redfearn received 6,250 shares of restricted stock, 6,250 performance shares, and 3,936 deferred shares. Mr. Conklin and Mr. Howe each received 6,250 shares of restricted stock, 6,250 performance shares, and 2,427 deferred shares. Mr. Williams received 2,167 shares of restricted stock, 2,167 performance shares, and 1,469 deferred shares. Other than the award of 8,312 shares to Mr. Swinburn pursuant to the terms of his employment agreement, each of these awards was based on the criteria described above under “Equity Awards.”
Policy with respect to the $1 million deduction limit
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee designs its executive compensation programs to permit full deductibility.
      The Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve compensation for certain officers that is not fully deductible.

MEMBERS OF THE COMPENSATION COMMITTEE

Ferd. C. Meyer, Jr., Chairman
Harold R. Curtis
Anne H. McNamara
Richard Rampell

Performance Graph
      The graph below compares the cumulative total returns on our common stock for our last five fiscal years on an indexed basis with the Total Return Index over the same period for the S&P 500, the Russell 2000 and the S&P Railroads. The graph assumes that $100 was invested on December 31, 2000 in each of our common stock, the S&P 500, the Russell 2000 and the S&P Railroads, and that all dividends were reinvested.
COMPARISON OF FIVE — YEAR CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR
RAILAMERICA, INC.

	RailAmerica, Inc.	S&P 500	Russell 2000	S&P Railroads

12/31/2000	100.00	100.00	100.00	100.00

12/31/2001	184.35	88.12	102.49	118.02

12/31/2002	91.41	68.64	81.49	116.52

12/31/2003	150.44	88.33	120.00	142.49

12/31/2004	166.37	97.94	142.00	178.11

12/31/2005	140.11	102.75	148.46	236.38

CERTAIN TRANSACTIONS
      We entered into a Separation Agreement terminating Gary O. Marino’s employment as our Chief Executive Officer and President, effective as of April 14, 2004. The agreement provided for a $100,000 payment to Mr. Marino and a $3.0 million payment into his deferred compensation trust. Mr. Marino will remain eligible for performance awards under our Long-Term Incentive Program, or LTIP, if any, to the extent of a 75% prorated portion of his performance award through December 31, 2006, with any such award being determined in accordance with the criteria set forth in the LTIP.
      Mr. Marino will receive reimbursement for his monthly premiums to maintain medical and dental insurance for him and his qualified dependents under the company’s group health plan under the terms of “COBRA”, or a replacement plan, for a period of five years. A total of 116,666 of Mr. Marino’s unvested options to purchase shares of our common stock became immediately vested and, together with 1,433,334 previously vested options, have either been exercised or expired as of April 7, 2006. In addition, 24,918 unvested shares of restricted stock became immediately vested and free of such restrictions. Mr. Marino’s agreement contained non-competition provisions that expired in April 2005.
OTHER BUSINESS
      Our Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
      Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP has served as our independent registered certified public accounting firm since prior to our initial public offering in 1992.
      Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to questions from our stockholders. The representatives do not intend to make a statement.
      Our Audit Committee requires that management obtain the prior approval of the Committee for all audit and permissible non-audit services to be provided by PricewaterhouseCoopers. The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by PricewaterhouseCoopers during the year and estimated fees. The Audit Committee Chairman may approve permissible non-audit services up to $100,000 with subsequent notification to the full Audit Committee. All services rendered to us by PricewaterhouseCoopers in 2005 were pre-approved in accordance with these procedures.
      The fees billed by PricewaterhouseCoopers LLP, all of which were approved by the audit committee, for services rendered to us and our subsidiaries in 2005 were as follows:
Audit Fees
      Audit fees for professional services rendered in connection with the audit of our annual financial statements and reviews of our quarterly financial statements were $1.3 million for the fiscal year ended December 31, 2005, and $1.1 million for the fiscal year ended December 31, 2004. The 2005 audit fees include approximately $0.1 million of estimated fees because the final terms and fees for the 2005 audit have not yet been finalized.
Audit Related Fees
      Audit related fee for the audits of our benefit plans and consultations on accounting matters were $0.3 million for the fiscal year ended December 31, 2005, and $0.1 million for the fiscal year ended December 31, 2004.
Tax Fees
      There were no fees for tax services during the fiscal years ended December 31, 2005 and December 31, 2004.
All Other Fees
      There were no fees for services other than those described above for 2005 and 2004.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS
      Stockholders interested in presenting a proposal for consideration at our regularly scheduled 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion in our proxy statement and form of proxy relating to our 2007 annual meeting, stockholder proposals must be received by our Corporate Secretary no earlier than November 26, 2006 and no later than December 26, 2006. We are not obligated to include any stockholder proposal received after that date in our proxy materials for our 2007 annual meeting of stockholders.

By order of the Board of Directors

CHARLES SWINBURN
Chief Executive Officer
Boca Raton, Florida
April 24, 2006

Exhibit A
RailAmerica, Inc.
Audit Committee Charter
Adopted: March 23, 2006
      The Board of Directors (the “Board”) of RailAmerica, Inc. (the “Company”) has adopted this charter for its Audit Committee (the “Committee”).
Statement of Policy
      The Committee shall:

1.	Provide assistance to the Board in fulfilling its oversight of the corporate accounting and reporting practices of the Company, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function and independent auditors, and the integrity of the financial reports and related independent audits of the Company,

2.	Select the independent auditors,

3.	Evaluate the qualifications and independence of the independent auditors,

4.	Prepare the report the Securities and Exchange Commission (“SEC”) requires be included in the Company’s annual proxy statement,

5.	Review and comment upon the Company’s annual financial statements and any reports or other financial information submitted to the SEC or the public, including the internal control report to be included in the Company’s annual reports in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the SEC promulgated thereunder, and further including any certification, report, opinion or review rendered by the independent auditors;

6.	Provide assistance to the Board and Management in preparing additional disclosures the SEC may require in the Company’s annual report on Form 10-K regarding audit and other accounting services and fees and the audit committee’s pre-approval policies and procedures as well as any other disclosure the SEC may require regarding the Company’s relationship with its independent auditors, and

7.	Review with financial management and the independent auditors the Company’s Quarterly Reports on Form 10-Q.
      In so doing, it is the responsibility of the Committee to maintain free and open means of communication among the Board, the independent auditors, the internal auditors, and the financial management of the Company.
Organization
      Number and Qualifications. The Committee shall be composed of at least three directors, each of whom shall be determined by the Board to be “independent” and to otherwise satisfy the requirements for Committee membership established by the Company’s By-Laws and Corporate Governance Policy, this Charter and the rules of the New York Stock Exchange and the SEC.
      Each Committee member shall be financially literate, and at least one member of the Committee shall have accounting or related financial management expertise and shall satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC as those qualifications are interpreted by the Board.
      No Committee member should serve on the audit committee of the boards of more than two other public companies unless the Board determines the director’s ability to effectively discharge his or her duties and responsibilities as a member of the Committee. Further, each prospective Committee member shall evaluate carefully the existing demands on his or her time before accepting appointment to the Committee.

      Appointment. The members of the Committee shall be appointed by the Board based on nominations recommended by the Corporate Governance and Nominating Committee. A member shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.
      One member of the Committee will be appointed by the Board as Chair and will be responsible for scheduling of regular and special meetings and the function of the Committee.
Compensation
      No member of the Committee shall receive compensation other than (1) director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive and (2) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company, provided that such compensation is not contingent in any way on continued service to the Company.
Responsibilities
      In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible in order to best react to changing conditions and to provide oversight to the Board and shareholders to help ensure that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements. The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out a proper audit and reviews, including audits of the Company’s annual financial statements, and reviews of the quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. It is not the duty or responsibility of the Committee to conduct “field work” or other types of auditing or accounting reviews or procedures, or to set audit or independence standards, and each member of the Committee shall be entitled to rely on

1.	the integrity and skill of those persons and organizations within and outside the Company from which the Committee receives information, and

2.	the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).
      In carrying out its responsibilities, the Committee will:
Independent Auditors

1.	Retain and have sole responsibility for the appointment, compensation, oversight and termination of the independent accounting firm engaged to audit the financial statements of the Company and its subsidiaries. The independent auditors shall be accountable and shall report directly to the Committee. The Committee shall approve in advance any audit or non-audit engagements or relationships between the Company and the independent auditors, but shall not approve any “prohibited non-audit services” as may be specified in the Sarbanes-Oxley Act of 2002 or applicable laws or regulations, including, without limitation Section 10A(g) of the Exchange Act. The Committee may delegate to a subcommittee of one or more members of the Committee the authority to pre-approve audit and permitted non-audit services not to exceed one hundred thousand ($100,000) dollars provided that any such pre-approvals shall be presented to the full Committee at the next meeting of the Committee. Any pre-approval policies and procedures adopted by the Audit Committee to approve audit or non-audit engagements or relationships must:

•	be detailed as to the particular services to be provided;

•	require that the Audit Committee be informed about each service; and

•	not result in the delegation of the Audit Committee’s authority to management.

2.	On an annual basis, the Committee shall review and discuss with the independent auditors all significant relationships the independent auditors have with the Company to determine the auditor’s independence. The Committee shall be responsible for actively engaging in a dialogue with the independent auditors, and recommending action to the Board as appropriate, with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors.

3.	Review, at least annually, the qualifications, performance, and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a)	At least annually obtain and review a report by the Company’s independent auditors describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditors and the Company;

(b)	Confirm with the independent auditors that the lead (or coordinating) audit partner (having primary responsibility for the audit), the audit partner responsible for reviewing the audit, and each other active audit engagement team partner satisfies the rotation requirements of Rule 2-01(c)(6) of Regulation S-X, and consider whether there should be regular rotation of the audit firm itself;

(c)	Confirm with any independent auditors retained to provide audit services for any fiscal year that, at no point during the audit and professional engagement period, any partner, principal or shareholder who is a member of the audit engagement team earned or received compensation based on the performance of, or procuring of, engagements with the Company to provide, any products or services other than audit, review or attest services; and

(d)	Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

4.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion of such audit, review any comments or recommendations of the independent auditors.
Financial Reporting Process

5.	In consultation with the independent auditors, management, and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditors reports from management and the independent auditors regarding (a) all critical accounting policies and practices to be used by the Company and the related disclosure of those critical accounting policies under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (c) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (d) material issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (e) material issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; (f) issues with respect to the design and effectiveness of the Company’s disclosure controls and procedures, management’s evaluation of those controls and procedures, and any issues relating to such controls and procedures during the most recent reporting period; (g) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(h) any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditor, or the independent auditor, relating to the Company’s financial statements; and (i) any other material written communications between the independent auditors and the Company’s management, including any “management” letter or schedule of unadjusted differences.

6.	Review separately, at least quarterly, with the independent auditors, the Company’s internal auditors, and the Company’s management and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures may be desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

7.	Review the internal audit function of the Company including its independence, responsibilities, budget and staffing, the proposed audit plans for the coming year, the coordination of such plans with the independent auditors, and periodically receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan. The Chair of the Committee shall have full access to the work papers of the independent auditors.

8.	Discuss matters identified during the independent auditors’ review of interim financial information (including disclosures under MD&A) with the independent auditors and management prior to the filing of the Company’s Quarterly Report on Form 10-Q.

9.	Review with the independent auditors any audit problems or difficulties encountered and management’s response thereto. In this regard, the Committee must regularly review with the independent auditors (a) any audit problems or other difficulties encountered by the auditor in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company.

10.	Provide sufficient opportunity for the internal auditors and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.
Document/ Report Review

11.	Review, prior to dissemination, the financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, to be included in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. In addition, the following should be reviewed with the independent auditor:

•	the certifications required to be made by management in relation to the filings, including regarding any significant deficiencies or weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s system of internal control;

•	material issues regarding the presentation of, and the clarity of the disclosure in, the Company’s financial statements;

•	material issues regarding the Company’s accounting principles, including (i) significant changes in the Company’s selection or application of its accounting principles;

•	significant regulatory and accounting initiatives, including material changes in, or adoptions of, accounting principles and disclosure practices and standards; and

•	the effect of off-balance sheet structures on the Company’s financial statements;

12.	Discuss generally earnings press releases and financial information and earnings guidance including discussion of the types of information to be disclosed and the type of presentations to be made.

13.	Discuss with the independent auditors and the Company’s financial management the independent auditors’ judgments about the quality of the Company’s accounting principles as applied in its financial reporting, and significant judgments affecting the financial statements. The discussion should include such matters as the consistency of application of accounting policies and the clarity and completeness of the Company’s accounting information contained in the financial statements and related disclosures.

14.	Review and make recommendations to the Board concerning the financial structure, condition and strategy of the Company, including with respect to annual budgets, long-term financial plans, corporate borrowings, investments, capital expenditures, long-term commitments and the issuance or repurchase of stock.
Legal Compliance

15.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

16.	Investigate, as needed, matters brought to its attention within the scope of its duties, with the power to retain outside counsel, independent auditors or other advisors for this purpose if, in its judgment, that is appropriate.

17.	Discuss the Company’s major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including Company guidelines and policies to govern the process by which risk assessment and risk management is undertaken. In fulfilling this responsibility, the Committee shall, no less often than annually, receive a report from management regarding the manner in which the Company is assessing and managing the Company’s exposure to financial and other risks.

18.	Set clear policies for the Company hiring employees or former employees of the independent auditors. At a minimum, these policies should provide that any public accounting firm may not provide audit services to the Company if the CEO, controller, CFO, chief accounting officer, or any person serving in an equivalent position for the Company was employed by the public accounting firm and participated in any capacity in the audit of the Company within one year of the initiation of the current audit.

19.	Unless otherwise determined by the Board, oversee the Company’s response to regulatory actions, including investigations, involving financial, accounting, and internal control matters and investigate any matter within the scope of its responsibilities that it determines appropriate.
Reports

20.	Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC, as well as provide assistance to the Board and management in preparing additional disclosures the SEC may require in the Company’s annual report on Form 10-K or proxy statement regarding audit and other accounting services and fees and the audit committee’s pre-approval policies and procedures and any other disclosure the SEC may require regarding the Company’s relationship with its independent auditors and internal control structure and procedures for financial reporting.

Annual Performance Evaluation
      The Board shall prepare an Annual Performance Evaluation of the Committee, including reviewing the compliance of the Committee with this Charter, for review and discussion with the Committee. In addition, the Committee shall review and assess, at least annually, the adequacy of this Charter and recommend to the Board any changes to this Charter that the Committee considers necessary or valuable. The Annual Performance Evaluation shall be conducted in such manner as those conducting the Annual Performance Evaluation deem appropriate.
Meetings
      The Committee shall meet at least four times annually, or more frequently as the Committee determines to be appropriate. Meetings of the Committee may be called by the Chief Executive Officer of the Company, the Chair of the Committee or any other two or more members of the Committee. A majority of the Committee shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. The Committee may also act by unanimous written consent. All non-management directors who are not members of the Committee may attend meetings of the Committee, but only Committee members may vote. In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate.
      As part of its goal to foster open communication, the Committee shall periodically meet separately with each of management, the director of the internal auditing department, and the independent auditors to discuss any matters that the Committee or any of these groups believe would be appropriate to discuss privately. The Committee shall meet with the independent auditors and management on at least a quarterly basis to review the Company’s financial statements in a manner consistent with that outlined in this Charter.
Minutes and Reports
      Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee shall keep a record of its actions and proceedings and make a report of these proceedings to the Board at the next meeting of the Board held after such actions or proceedings or whenever so requested by the Board. The Committee should review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.
Resources and Authority
      The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews, and other procedures and to retain special counsel and other experts or consultants.
Limitation of Audit Committee’s Role
      With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including its internal audit staff, as well as the independent auditors have more time, knowledge, and detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

ANNUAL MEETING OF STOCKHOLDERS OF
RAILAMERICA, INC.
May 25, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE
DIRECTOR NOMINEES LISTED IN PROPOSAL (1) SET FORTH BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class ll Directors of the Company.					In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2006 Annual Meeting, or at any adjournments or postponements thereof.

NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡	Harold R. Curtis William G. Pagonis

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company’s 2005 Annual Report to Stockholders.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
RAILAMERICA, INC.
5300 Broken Sound Boulevard, NW
Boca Raton, Florida 33487
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
COMMON STOCK

The undersigned holder of Common Stock of RailAmerica, Inc., a Delaware corporation (the “Company”), hereby appoints Ferd C. Meyer, Jr., Douglas R. Nichols and Richard Rampell and each of them, as proxies for the undersigned, each with full power of substitution, to act for and in the name of the undersigned to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company, to be held at RailAmerica’s corporate offices at 5300 Broken Sound Boulevard, NW, Boca Raton, Florida 33487, on Thursday, May 25, 2006, at 10:00 a.m., local time, or at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

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